EXHIBIT 99.1

Las Vegas, Nevada (August 22, 2002) Sierra Pacific Resources (NYSE: SRP) announced that it has received from the Southern Nevada Water Authority a letter stating that “SNWA is prepared to enter into good faith negotiation of definitive agreements to acquire all of the assets and assume certain existing publicly disclosed indebtedness of Nevada Power . . .”

The letter was delivered to the company’s Reno offices at approximately 5:15 p.m. (PDT), on Thursday, August 22, 2002.

Sierra Pacific Resources said the letter does not constitute a formal offer. The company said it would have no further comment at this time.”

Earlier in the day, Walt Higgins, chairman, president and chief executive officer of Sierra Pacific Resources, had issued the following statement:

“The Southern Nevada Water Authority has been authorized by its Board of Directors to approach Sierra Pacific Resources with an offer to acquire Nevada Power Company. We have not received such an offer. At this point, we know only what was contained in Morgan Stanley & Company’s public presentation to the SNWA board. That presentation did not go into great detail regarding the basic assumptions behind their analyses or the nature of any possible transaction so it would be inappropriate for me to speculate on those.

We have said on several occasions that neither Sierra Pacific Resources nor Nevada Power Company are for sale. However, I can assure you that we will give careful consideration to any offer made by SNWA. Our evaluation will be based on what is in the best interests of our shareholders, our customers, our employees and the community.

At this point, I am uncertain as to when or how the offer might be extended. I have been told that we are likely to receive a letter and backup materials. Since this is a very complex issue, it will require a careful, detailed analysis of any material presented to us and I cannot predict how long such analysis might take”.